Exhibit 2.27
SUPPLEMENTAL INDENTURE NO. 12
SUPPLEMENTAL INDENTURE NO. 12 (this “Supplemental Indenture”) dated as of July 2, 2018, by and among INTELSAT JACKSON HOLDINGS S.A. (or its successor), a société anonyme existing under the laws of Luxembourg (the “Issuer”), INTELSAT ALLIANCE LP, a Delaware limited partnership and subsidiary of the Issuer, INTELSAT GENESIS GP LLC, a Delaware limited liability company and subsidiary of Intelsat Genesis Inc., a Delaware corporation, and INTELSAT VENTURES S.À.R.L., a société à responsabilité limitée existing under the law of Luxembourg and subsidiary of Intelsat Alliance LP (collectively, the “New Guarantors”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H :
WHEREAS, the Issuer and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of September 30, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Indenture”), providing for the issuance of the Issuer’s 7.25% Senior Notes due 2020 (the “Notes”), initially in the aggregate principal amount of $1,000,000,000.00;
WHEREAS, the New Guarantor desires to unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute one or more supplemental indentures, including this Supplemental Indenture, to add Guarantors with respect to the Notes;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof,” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2.    Agreement to Guarantee. Each of the New Guarantors hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture as a Guarantor and to be bound by all other applicable provisions of the Indenture and the Notes as applying to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.
3.    Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 11.02 of the Indenture; provided that copies of notices to the Issuer or a Guarantor need not be provided to Milbank, Tweed, Hadley & McCloy LLP, but shall instead be provided to:
Skadden, Arps, Slate Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Attention:     Eric. L. Cochran, Esq.
Stacy J. Kanter, Esq.

4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE APPLICATION TO THE NOTES OF THE PROVISIONS SET OUT IN ARTICLES 84 TO 94-8 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED, IS EXCLUDED.
6.    Trustee Makes No Representation. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
8.    Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

INTELSAT GENESIS GP LLC, as General Partner of
Intelsat Alliance LP
By:    /s/Sajid Ajmeri
    Name: Sajid Ajmeri
Title: Vice President, Corporate & Securities &
Assistant Secretary
INTELSAT GENESIS GP LLC
By:    /s/Sajid Ajmeri
    Name: Sajid Ajmeri
Title: Vice President, Corporate & Securities &
Assistant Secretary
INTELSAT VENTURES S.À R.L.
By:    /s/Franz Russ
    Name: Franz Russ
Title: Chairman and Chief Executive Officer
INTELSAT JACKSON HOLDINGS S.A.
By:    /s/Franz Russ
    Name: Franz Russ
Title: Chairman & Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee
By:    /s/Richard Prokosch
    Name: Richard Prokosch
    Title: Vice President

1623120.02-NYCSR03A - MSW